Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Northern Tier Energy, Inc. of our report dated April 12, 2011, except for the change in segments described in Note 19 as to which the date is December 12, 2011, relating to the combined financial statements of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 10, 2012